News Release

INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

                           For Immediate Release

              Southwest Georgia Financial Corporation Announces
                   Earnings for the First Quarter of 2003

MOULTRIE, GEORGIA, April 23, 2003 -- Southwest Georgia Financial Corporation (AMEX: SGB) today reported an increase of 5.9% in earnings for the first quarter of 2003 compared with the same period a year ago. Net income for the first quarter of 2003 was $880 thousand compared with $831thousand for the same quarter of 2002. First quarter earnings per share were $.34 for 2003, up 6.3% when compared with $.32 for the same period in 2002.

The increase in the first quarter of 2003 net income was primarily due to increases in income from mortgage banking services and decreases in salary and employee benefits expenses which were partially offset by decreases in net interest income. The Company's net interest margin has narrowed from 4.91% for the fourth quarter of 2002 to 4.63% for the first quarter of 2003. The Company's net interest margin continues to be relatively strong within the current rate environment.

Return on average assets for the first quarter was 1.46%, up from 1.41% in 2002, while return on average equity was down slightly to 10.47% in 2003 from 10.58% in the first quarter of the prior year. Total assets increased 1.4 % to $243.8 million as of March 31, 2003. Shareholders equity increased nearly 1.0% to $33.6 million at quarter end and represents 13.8% of total assets.
On a per share basis, book value at quarter end was $13.04, up from $13.02 compared with the same period in 2002.

DeWitt Drew, President and CEO Commented, "The compression effect on our net interest margin of the low interest rate environment continues to challenge us. Our focus is to continually provide quality service to our customers while we reasonably reduce costs and grow noninterest income through new products and our mortgage banking, insurance and trust services."

During the quarter, the Company repurchased 11,500 shares. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 309,500 shares of its common stock at an average price of $16.13 per share. The Company extended the stock repurchase program in January of this year enabling it to acquire up to 150,000 shares through January 2004.

Noninterest income for the first quarter of 2003 increased to $1.6 million, up $237 thousand from the same period a year ago. Its largest component, mortgage banking income, was $880 thousand, up from $627 thousand in 2002. The mortgage banking business had a strong quarter as low interest rates helped to spur investments in commercial real estate. Despite the low cost of capital, many companies continue to hesitate to expand and invest because of the lack of visibility in their markets as to when and how quickly the economy may improve. Other increases in noninterest income were service charges on deposit accounts, income from trust services, and income from insurance services, which more than offset declines in income from retail brokerage services and net gains on the sale or abandonment of assets. Noninterest expenses for the first quarter of 2003 were $84 thousand lower than the $2.6 million in 2002. This decrease was largely due to a reduction in salary and employee benefit expenses. This decrease was partially offset by increases in occupancy and equipment expenses.

Total loans were $102.0 million, down $15.7 million, or 13.3%, from the first quarter of 2002. The Company's continued focus on high credit standards combined with a soft economy has contributed to the decrease in loans. Total deposits at March 31, 2003 were down $5.0 million from last year, to $187.8 million. This decrease reflected a combination of the weaker economy reducing individual's cash assets and the increasingly competitive banking environment in the Company's territory. The Company believes its share of total deposits in Colquitt County remains relatively stable. Reserve coverage of loans improved to 1.98% from 1.67% reflecting a strengthening of reserves, while non-performing assets as a percentage of total loans was 3.36%, down from 3.45% a year ago, as the quantity of non-performing loans declined. The $117,000 additional quarterly provision for loan losses over the Company's net charge-offs reduced its net income dollar for dollar.

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $240 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County and Thomas County, and automated teller machine (ATM) facilities conveniently located in the surrounding cities of Doerun, Newton, and Pavo, as well as the main office. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     ###
Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
               CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                (Dollars in thousands except per share data)

                                                March 31,  December 31,  March 31,
                                                  2003        2002        2002
ASSETS
Cash and due from banks                        $ 11,361    $ 11,881    $ 10,310
Interest-bearing deposits with banks              2,504       3,996       1,660
Federal funds sold                                    0       2,000         500
Investment securities available for sale         56,352      40,055      32,194
Investment securities held to maturity           60,146      65,150      60,459
Loans, less unearned income and discount        101,964     105,934     117,617
   Allowance for loan losses                     (2,017)     (1,900)     (1,964)
      Net loans                                  99,947     104,034     115,653
Premises and equipment                            5,420       5,434       5,491
Foreclosed assets, net                            2,136       1,982       2,900
Intangible assets                                 2,280       2,361       2,604
Other assets                                      3,615       3,574       3,571
      Total assets                             $243,761    $240,467    $235,342

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                          $ 25,145    $ 28,925    $ 28,492
  NOW accounts                                   38,371      36,113      34,895
  Money market                                   14,206      12,514      16,205
  Savings                                        18,984      18,193      15,777
  Certificates of deposit $100,000 and over      23,499      26,098      25,639
  Other time accounts                            67,638      68,080      71,861
      Total deposits                            187,843     189,923     192,869

  Federal funds purchased                             0           0           0
  Other borrowings                                2,400       2,400       4,800
  Long-term debt                                 15,977      11,041       3,567
  Accounts payable and accrued liabilities        3,942       3,781       2,936
      Total liabilities                         210,162     207,145     204,172
Shareholders' equity:
  Common stock - par value $1;  5,000,000
      shares authorized; 3,300,000
      shares issued (*)                           3,300       3,300       3,000
  Additional paid-in capital                      7,134       7,134       2,034
  Retained earnings                              28,948      28,403      31,986
  Accumulated other comprehensive income          1,126       1,189          90
      Total                                      40,508      40,026      37,110
Treasury stock - at cost (**)                    (6,909)     (6,704)     (5,940)
      Total shareholders' equity                 33,599      33,322      31,170
      Total liabilities and
        shareholders' equity                   $243,761    $240,467    $235,342

 * Common stock - shares outstanding          2,577,425   2,588,925   2,393,593
** Treasury stock - shares                      722,575     711,075     606,407

                    SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                    CONSOLIDATED  INCOME STATEMENT (unaudited)
                   (Dollars in thousands except per share data)
                                                           For the Three Months
                                                              Ended March 31,
                                                             2003         2002
Interest income:
Interest and fees on loans                                  $1,924       $2,513
Interest and dividend on securities available for sale         490          382
Interest on securities held to maturity                        908          906
Interest on federal funds sold                                   2            6
Interest on deposits with banks                                 19           13
Total interest income                                        3,343        3,820

Interest expense:
Interest on deposits                                           802        1,174
Interest on federal funds purchased                              0            0
Interest on other borrowings                                    19           29
Interest on long-term debt                                     121           30
Total interest expense                                         942        1,233

Net interest income                                          2,401        2,587
Provision for loan losses                                      150          150
Net income after provision for losses on loans               2,251        2,437

Noninterest income:
Service charges on deposit accounts                            262          241
Income from trust services                                      68           51
Income from retail brokerage services                           56           87
Income from insurance services                                 264          239
Income from mortgage banking services                          880          627
Net gain (loss) on the sale or abandonment of assets            (2)          41
Net gain(loss) on the sale of securities                         0            0
Other income                                                    73           78
Total noninterest income                                     1,601        1,364

Noninterest expense:
Salary and employee benefits                                 1,476        1,615
Occupancy expense                                              150          133
Equipment expense                                              135          116
Data processing expense                                        132          136
Amortization of intangible assets                               81           81
Other operating expense                                        579          556
Total noninterest expense                                    2,553        2,637

Income before income tax expense                             1,299        1,164
Provision for income taxes                                     419          333
Net income                                                  $  880       $  831

Net income per share, basic & diluted                       $ 0.34       $ 0.32
Dividends paid per share, basic & diluted                   $ 0.13       $ 0.12
Weighted average shares outstanding                      2,583,186    2,639,546

              SOUTHWEST GEORGIA FINANCIAL CORPORATION
                       Financial Highlights
            (Dollars in thousands except per share data)
At March 31                                        2003         2002
Assets                                          $243,761     $235,342
Loans, less unearned income & discount           101,964      117,617
Deposits                                         187,843      192,869
Shareholders' equity                              33,599       31,170
Book value per share                               13.04        13.02
Loan loss reserve/loans                             1.98%        1.67%
Nonperforming assets/loans & other real estate      3.36%        3.45%

                                             Three Months Ended March 31,
                                                   2003         2002
Net income                                      $    880     $    831
Earnings per share, basic & diluted                 0.34         0.32
Dividends paid per share, basic & diluted           0.13         0.12
Return on assets                                    1.46%        1.41%
Return on equity                                   10.47%       10.58%
Net interest margin (tax equivalent)                4.63%        5.10%
Net charge offs (annualized) /average loans         0.13%        0.23%





                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           Selected Financial Data
                 (Dollars in thousands except per share data)
Quarterly                       1st Qtr   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
Averages                          2003      2002      2002      2002      2002
Assets                         $240,988  $239,792  $232,734  $236,711  $236,350
Loans, less unearned income
 & discount                     104,150   109,720   112,506   116,929   119,241
Deposits                        189,646   187,244   183,622   189,405   193,893
Equity                           33,640    33,159    32,672    31,530    31,407
Return on assets                   1.46%     1.57%     1.60%     1.52%     1.41%
Return on equity                  10.47%    11.36%    11.37%    11.43%    10.58%
Net income                     $    880  $    942  $    929  $    901  $    831
Net income per share,
 basic & diluted               $   0.34  $   0.36  $   0.35  $   0.34  $   0.32
Dividends paid per share,
 basic & diluted               $   0.13  $   0.12  $   0.12  $   0.12  $   0.12